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                                                                  Exhibit 23.2

                           CONSENT OF INDEPENDENT AUDITORS


We consent to the reference to our firm in the Registration Statement (Form S-8) pertaining to the Stock Appreciation Rights issued pursuant to the Employment Agreement dated as of May 20, 1992 by and between Grubb & Ellis Company and Alvin L. Swanson, Jr., as amended, and to the incorporation by reference therein of our report dated August 15, 1996, with respect to the consolidated financial statements of Grubb & Ellis Company and Subsidiaries included in the Annual Report (Form 10-K) for the year ended June 30, 1996 filed with the Securities and Exchange Commission.

                                               /s/ ERNST & YOUNG LLP


San Francisco, California
April 8, 1997